Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
April 22, 2010	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Continued Growth in Cash Flow in 1Q;

Solid FiOS, Wireless Growth in Customers and Revenues

Strategic Services and Equipment Sales Increase in Business Markets

1Q HIGHLIGHTS

Consolidated

•	$7.1 billion in cash from operations, up 7.5 percent from 1Q 2009; $3.7 billion in free cash flow, up 25.6 percent.

•	14 cents in earnings per share, including 42 cents per share in non-operational charges.

Wireless

•

1.5 million total net customer additions, excluding acquisitions and adjustments, in 1Q 2010; 423,000 retail postpaid net customer additions in the quarter; 87.8 million retail customers, up 4.4 percent; 92.8 million total customers, up 7.2 percent from 1Q 2009.

•

4.4 percent increase in total revenues from 1Q 2009; continued low retail postpaid churn of 1.07 percent; data revenues up 26.4 percent; 28.9 percent operating income margin and 46.0 percent Segment EBITDA margin on service revenues (non-GAAP).

Wireline

•	185,000 net FiOS Internet and 168,000 net FiOS TV customer additions; 3.6 million total FiOS Internet customers and 3.0 million total FiOS TV customers.

•	12.3 percent increase in consumer ARPU from 1Q 2009; total broadband and video revenues of $1.7 billion, up 22.0 percent from 1Q 2009.

Verizon News Release, page 2

NEW YORK — Verizon Communications Inc. (NYSE, NASDAQ:VZ) today reported continued strong cash flow growth in the first quarter of 2010, with steady customer and revenue gains for FiOS and Verizon Wireless services, and growth in sales of strategic services and equipment in business markets.

First-quarter 2010 earnings were 14 cents in diluted earnings per share (EPS), compared with EPS of 58 cents in first-quarter 2009. First-quarter 2010 results include 42 cents per share in non-operational charges, the largest of which is a previously announced reduction in tax benefits related to retiree health care.

‘Solid Growth in All Strategic Areas’

“Our first-quarter results were in line with our expectations, with solid growth in all strategic areas,” said Chairman and CEO Ivan Seidenberg. “Customer demand for broadband, such as a growing demand for wireless data, has improved revenue trends, and we are beginning to see signs of economic recovery, particularly in business markets.

“During the economic downturn, we continued to expand and invest in wireless data, FiOS and our global network,” he said. “Now we have the opportunity to build momentum in these strategic areas and stimulate a new generation of industry growth. Our first-quarter 2010 results show good customer and revenue growth in FiOS and at Verizon Wireless, cost-reduction initiatives that are on track, and a disciplined approach to capital investment — all resulting in continued strong cash flow growth.”

Strong Consolidated Results

Verizon’s total operating revenues were $26.9 billion in the first quarter of 2010, an increase of 1.2 percent compared with the first quarter of 2009. Net income attributable to

Verizon News Release, page 3

Verizon was $0.4 billion in the first quarter of 2010, compared with $1.6 billion in the first quarter of 2009.

Non-operational items that negatively impacted first-quarter 2010 net income were $962 million, or 34 cents per share, for reduced tax benefits related to retiree health care; 4 cents per share for network, software and other activities required for facilities to function as a separate company, pending a previously announced spinoff of non-strategic wireline access lines; 3 cents per share related to pension settlement losses resulting from previously announced separation plans; and 1 cent per share in merger integration costs primarily related to the acquisition of Alltel in January 2009. The majority of these items were non-cash.

Cash flow from operations totaled $7.1 billion in the first quarter of 2010, up 7.5 percent from the first quarter of 2009.

Capital expenditures totaled $3.5 billion in the first quarter of 2010. Although this was down 6.8 percent from the first quarter of 2009, Verizon reiterated its guidance that total 2010 capital spending will range from $16.8 billion to $17.2 billion.

Free cash flow (non-GAAP; cash flow from operations less capital expenditures) totaled $3.7 billion in the first quarter of 2010, a 25.6 percent year-over-year increase.

Wireless Customer, Data Growth and Profitability Continue Strong

Verizon Wireless delivered sustained high margins and solid customer additions, and strong data revenue growth. In the first quarter of 2010:

•

Verizon Wireless continued to grow its high-quality retail (non-wholesale) customer base, adding 423,000 retail postpaid and 284,000 total retail customers in the quarter, excluding acquisitions and adjustments.

Verizon News Release, page 4

•

Nearly 95 percent of the company’s customers are retail, the most retail customers of any U.S. wireless provider. The company had 87.8 million retail customers at the end of the first quarter, an increase of 4.4 percent year over year.

•	The company also added 1.3 million reseller customers in the first quarter.

•

The total number of customers at the end of the quarter was 92.8 million, an increase of 7.2 percent year over year, with 1.5 million total net customer additions in the first quarter 2010. In addition, the company has 7.3 million other connections, including machine-to-machine (M2M), eReaders and telematics, bringing total connections to 100.1 million.

•	Retail postpaid churn, retail churn and total customer churn remained low, at 1.07 percent, 1.46 percent and 1.40 percent, respectively. All are improved year over year.

•

Retail service revenues in the quarter totaled $13.4 billion, up 5.0 percent year over year. Retail data revenue was up 25.6 percent to $4.5 billion. Service revenues in the first quarter were $13.8 billion, up 5.9 percent. Total revenues were $15.8 billion, up 4.4 percent year over year.

•	Retail service ARPU (average monthly service revenue per user) remained the same year over year at $50.95. Retail data ARPU increased to $17.06, up 19.6 percent year over year.

•

Wireless operating income margin was 28.9 percent, an increase of 0.7 percentage points year over year. Segment EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues (non-GAAP) was 46.0 percent, the same as first-quarter 2009.

Verizon News Release, page 5

Continued Strong Customer Demand for FiOS

Customer demand remained strong for broadband and video services provided over Verizon’s domestic wireline network and for advanced communications and related business services provided over Verizon’s global IP (Internet Protocol) network. In the first quarter of 2010:

•

Verizon added 185,000 net new FiOS Internet customers and 168,000 net new FiOS TV customers. Verizon has posted consecutive quarterly gains in the number of customers using fiber-optic-based FiOS services since FiOS Internet was introduced in 2004, and by the end of the quarter had 3.6 million FiOS Internet and 3.0 million FiOS TV customers.

•

FiOS Internet penetration (customers as a percentage of potential customers) was 28.8 percent by the end of the quarter, with the product available for sale to 12.6 million premises. This compares with 26.8 percent and 10.4 million, respectively, in first-quarter 2009.

•

FiOS TV penetration was 25.2 percent by the end of the quarter, with the product available for sale to 12.0 million premises. This compares with 22.9 percent and 9.7 million, respectively, in first-quarter 2009.

•

Total wireline broadband and video revenues were $1.7 billion in the quarter, up 22.0 percent from first-quarter 2009. This includes FiOS revenues, which grew approximately 40 percent year over year. Overall, there was 0.9 percent revenue growth in consumer markets served by Verizon’s wireline network.

•	Consumer ARPU for wireline services was $78.45 in the quarter, up 12.3 percent compared with first-quarter 2009. ARPU for FiOS customers was more than $142.

Verizon News Release, page 6

•

Global sales of strategic enterprise services — such as security and IT solutions, as well as strategic networking — generated $1.6 billion, up 4.2 percent compared with first-quarter 2009. Sales of customer premises equipment to businesses increased 6.9 percent year over year.

Additional Highlights

Wireless

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the first quarter 2010 to $27.09, from $27.38 in the comparable period in 2009.

•	In the first quarter, data revenues grew to 33.3 percent of all service revenues, up from 27.9 percent in the first quarter 2009.

•

Verizon Wireless continued to invest in its broadband network, the nation’s largest and most reliable 3G (third generation) network. Verizon’s 3G network provides more coverage than any other U.S. carrier and is available to more than 285 million people.

•

The company broke ground earlier this month on its new Technology Innovation Center, a lab and office facility in Waltham, Mass., focused on the development of new products, services and applications for next-generation technologies, including LTE (Long Term Evolution) 4G wireless networks and FiOS. Verizon Wireless plans to launch the nation’s first 4G LTE network in 25 to 30 markets by the end of this year and cover virtually all of its current nationwide 3G footprint by the end of 2013.

•

Verizon Wireless launched exclusive premium services for its smartphone and multimedia device customers. Skype Mobile lets Verizon Wireless customers with data plans make unlimited Skype-to-Skype calls around the world without using their monthly minute allowances or data plans. NFL Mobile delivers unprecedented access to teams, players, games and broadcasts of America’s number one sport, including live coverage of the 2010 NFL Draft.

•

Verizon Wireless unveiled the DROID Incredible by HTC, the newest Android smartphone, which will be available next week — and the Microsoft KIN, which will be available in May. During the first quarter, the company also launched the Android-powered Motorola DEVOUR smartphone; the Palm Pre Plus and Palm Pixi Plus, both with a built-in Wi-Fi hotspot; the Casio G’zOne Brigade, a rugged device that stands up to tough work conditions; the LG Cosmos with built-in social networking features; and Push to Talk service for the BlackBerry Tour 9630 smartphone.

Verizon News Release, page 7

•

During the first quarter, Verizon Wireless customers sent or received more than 175 billion text messages. Customers also sent nearly 4.4 billion picture/video messages and completed more than 29 million music and video downloads.

Wireline

•

First-quarter 2010 operating revenues were $11.2 billion, a decline of 2.9 percent compared with first-quarter 2009. This is an improvement of 1.0 percentage point compared with the year-over-year revenue declines reported in the fourth quarter 2009.

•

First-quarter 2010 operating expenses were $11.1 billion, an increase of 1.7 percent compared with first-quarter 2009. In first-quarter 2010, savings from continued workforce reductions and other initiatives were more than offset by weather-related expenses in the Northeast, and incremental pension and retiree benefit expenses.

•

Broadband connections totaled 9.3 million at the end of the first quarter 2010, a 4.3 percent year-over-year increase. This is a net increase of 90,000 from the fourth quarter 2009, as the increase in FiOS Internet connections more than offset a decrease in DSL-based High Speed Internet connections.

•

As of the end of first-quarter 2010, the FiOS network passed 15.6 million premises. Verizon continues to target passing 18 million premises with FiOS. Since the company has already secured video franchises to meet this target, it is spreading the passing of remaining premises several years past 2010.

•

New Verizon offerings for multinational corporate and government customers included a cloud-based data backup service offered jointly with IBM; a managed mobility solution tailored to government customers; a managed immersive videoconferencing solution with Cisco; and new professional consulting services.

•

Continuing to broaden its global scope and capabilities, Verizon installed 11 additional Private IP edge routers for a total of 763 edge routers in 215 sites throughout 59 countries. The company also expanded its Private IP network into three additional Latin American locations — Sao Paulo and Rio de Janeiro, Brazil; and Santiago, Chile. Additionally, Verizon enhanced its Trans-Atlantic global mesh network to eight-way diversity with the addition of the Atlantic Crossing-1 cable system.

•

New agreements with large-business customers included Safeway and New Meadowlands Stadium Company. Verizon also entered into agreements with government agencies, including an agreement with the U.S. Department of the Interior.

NOTE: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release.

Verizon News Release, page 8

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 93 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 217,000 and last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09	% Change

Operating Revenues	$26,913	$26,591	1.2

Operating Expenses
Cost of services and sales	10,717	10,308	4.0
Selling, general & administrative expense	7,724	7,561	2.2
Depreciation and amortization expense	4,121	4,028	2.3

Total Operating Expenses	22,562	21,897	3.0

Operating Income	4,351	4,694	(7.3)
Equity in earnings of unconsolidated businesses	133	128	3.9
Other income and (expense), net	45	53	(15.1)
Interest expense	(680)	(925)	(26.5)

Income Before Provision for Income Taxes	3,849	3,950	(2.6)
Provision for income taxes	(1,565)	(740)	*

Net Income	$2,284	$3,210	(28.8)

Net income attributable to noncontrolling interest	1,875	1,565	19.8
Net income attributable to Verizon	409	1,645	(75.1)

Net Income	$2,284	$3,210	(28.8)

Basic Earnings per Common Share
Net income attributable to Verizon	$.14	$.58	(75.9)

Weighted average number of common shares (in millions)	2,836	2,841

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.14	$.58	(75.9)

Weighted average number of common shares-assuming dilution (in millions)	2,837	2,841

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/10	12/31/09	$ Change

Assets
Current assets
Cash and cash equivalents	$3,037	$2,009	$1,028
Short-term investments	520	490	30
Accounts receivable, net	11,969	12,573	(604)
Inventories	1,113	1,426	(313)
Prepaid expenses and other	5,766	5,247	519

Total current assets	22,405	21,745	660

Plant, property and equipment	231,771	229,381	2,390
Less accumulated depreciation	139,937	137,052	2,885

	91,834	92,329	(495)

Investments in unconsolidated businesses	3,685	3,535	150
Wireless licenses	72,256	72,067	189
Goodwill	22,472	22,472	—
Other intangible assets, net	6,510	6,764	(254)
Other assets	8,185	8,339	(154)

Total Assets	$227,347	$227,251	$96

Liabilities and Equity
Current liabilities
Debt maturing within one year	$7,129	$7,205	$(76)
Accounts payable and accrued liabilities	14,569	15,223	(654)
Other	6,365	6,708	(343)

Total current liabilities	28,063	29,136	(1,073)

Long-term debt	54,424	55,051	(627)
Employee benefit obligations	31,770	32,622	(852)
Deferred income taxes	21,665	19,310	2,355
Other liabilities	6,773	6,765	8

Equity
Common stock	297	297	—
Contributed capital	40,108	40,108	—
Reinvested earnings	16,658	17,592	(934)
Accumulated other comprehensive loss	(11,442)	(11,479)	37
Common stock in treasury, at cost	(5,277)	(5,000)	(277)
Deferred compensation - employee stock ownership plans and other	118	88	30
Noncontrolling interest	44,190	42,761	1,429

Total equity	84,652	84,367	285

Total Liabilities and Equity	$227,347	$227,251	$96

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09	$ Change

Cash Flows From Operating Activities
Net income	$2,284	$3,210	$(926)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,121	4,028	93
Employee retirement benefits	667	502	165
Deferred income taxes	2,389	604	1,785
Provision for uncollectible accounts	371	358	13
Equity in earnings of unconsolidated businesses, net of dividends received	(120)	(117)	(3)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,043)	(393)	(650)
Other, net	(1,552)	(1,570)	18

Net cash provided by operating activities	7,117	6,622	495

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(3,456)	(3,707)	251
Acquisitions of licenses, investments and businesses, net of cash acquired	(274)	(5,118)	4,844
Net change in short-term investments	(40)	80	(120)
Other, net	114	(14)	128

Net cash used in investing activities	(3,656)	(8,759)	5,103

Cash Flows From Financing Activities
Proceeds from long-term borrowings	—	7,052	(7,052)
Repayments of long-term borrowings and capital lease obligations	(519)	(16,865)	16,346
Increase (decrease) in short-term obligations, excluding current maturities	(97)	7,908	(8,005)
Dividends paid	(1,347)	(1,307)	(40)
Other, net	(470)	(454)	(16)

Net cash used in financing activities	(2,433)	(3,666)	1,233

Increase (decrease) in cash and cash equivalents	1,028	(5,803)	6,831
Cash and cash equivalents, beginning of period	2,009	9,782	(7,773)

Cash and cash equivalents, end of period	$3,037	$3,979	$(942)

Verizon Communications Inc.

Selected Financial and Operating Statistics

Unaudited	3/31/10	3/31/09

Debt to debt and Verizon’s equity ratio-end of period (1)	60.3%	62.3%

Book value per common share (1)	$14.31	$14.73

Common shares outstanding (in millions) End of period	2,827	2,841

Total employees	217,100	237,255

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09

Capital expenditures (including capitalized software)
Domestic Wireless	$1,770	$1,551
Wireline	1,566	2,003
Other	120	153

Total	$3,456	$3,707

Cash dividends declared per common share	$0.475	$0.460

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09	% Change

Revenues
Service revenues	$13,845	$13,075	5.9
Equipment and other	1,938	2,047	(5.3)

Total Revenues	15,783	15,122	4.4

Operating Expenses
Cost of services and sales	4,775	4,660	2.5
Selling, general & administrative expense	4,642	4,442	4.5
Depreciation and amortization expense	1,812	1,749	3.6

Total Operating Expenses	11,229	10,851	3.5

Operating Income	$4,554	$4,271	6.6
Operating Income Margin	28.9%	28.2%

Verizon Communications Inc. Verizon Wireless – Selected Operating Statistics	(numbers in thousands)

Unaudited	3/31/10	3/31/09	% Change

Total Customers	92,801	86,552	7.2
Retail Customers	87,811	84,095	4.4

	(numbers in thousands)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09	% Change

Total Customer net adds in period (1)	1,552	14,496	(89.3)
Retail Customer net adds in period (2)	288	14,074	(98.0)

Total churn rate	1.40%	1.47%
Retail churn rate	1.46%	1.47%

Footnotes:

(1)	Includes acquisitions and adjustments of 13,219 and 4 customers in the first quarter of 2009 and 2010, respectively.

(2)	Includes acquisitions and adjustments of 12,813 and 4 customers in the first quarter of 2009 and 2010, respectively.

The segment financial results above are adjusted to exclude the effects of other non-operational items as the Company's chief decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09	% Change

Wireline Operating Revenues
Mass Markets	$4,585	$4,590	(0.1)
Global Enterprise	3,993	4,050	(1.4)
Global Wholesale	2,347	2,416	(2.9)
Other	307	511	(39.9)

Total Operating Revenues	11,232	11,567	(2.9)

Operating Expenses
Cost of services and sales	6,114	5,895	3.7
Selling, general & administrative expense	2,678	2,766	(3.2)
Depreciation and amortization expense	2,268	2,215	2.4

Total Operating Expenses	11,060	10,876	1.7

Operating Income	$172	$691	(75.1)
Operating Income Margin	1.5%	6.0%

Verizon Communications Inc. Wireline – Selected Operating Statistics	(numbers in thousands)

Unaudited	3/31/10	3/31/09	% Change

Switched access lines in service
Total Residence (includes Primary residence)	17,871	20,285	(11.9)
Primary residence	15,843	17,621	(10.1)

Business	13,811	14,685	(6.0)
Public	167	227	(26.4)

Total	31,849	35,197	(9.5)

Broadband connections	9,310	8,925	4.3
FiOS Internet Subscribers	3,618	2,779	30.2
FiOS TV Subscribers	3,029	2,217	36.6

Footnotes:

The segment financial results above are adjusted to exclude the effects of other non-operational items as the Company's chief decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Reconciliations - Free Cash Flow

	(dollars in millions)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09

Verizon Free Cash Flow

Net cash provided by operating activities	$7,117	$6,622
Less: Capital expenditures	3,456	3,707

Free Cash Flow	$3,661	$2,915

Other Reconciliations – Verizon Wireless
	(dollars in millions)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09

Verizon Wireless Segment EBITDA
Operating income	$4,554	$4,271
Add: depreciation and amortization expense	1,812	1,749

Verizon Wireless Segment EBITDA	$6,366	$6,020

Verizon Wireless total revenues	$15,783	$15,122

Verizon Wireless service revenues	$13,845	$13,075

Verizon Wireless operating income margin	28.9%	28.2%

Verizon Wireless Segment EBITDA service margin	46.0%	46.0%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 3/31/10	3 Mos. Ended 3/31/09

Verizon Wireless Cash Expense Per Customer
Verizon Wireless cost of services and sales	$4,775	$4,660
Verizon Wireless selling, general & administrative expense	4,642	4,442
Less: equipment and other revenue	1,938	2,047

Cash expense	$7,479	$7,055

Cumulative average customers (millions)	276.0	257.7

Cash expense per customer	$27.09	$27.38

Cash expense per customer may not add due to rounding.